Exhibit 4.35

Financing Agreement

The Company: Shenzhen Xunlei Networking Technologies Co., Ltd. (hereinafter referred to as “Party A”)

Main business address: 7-8/F, Building 11, Shenzhen Software Park, Keji 2nd Road Middle, Nanshan District, Shenzhen, Guangdong

Contact person: Wu Zhenchao	Tel.: ***********

Bank: Shanghai Pudong Development Bank Co., Ltd., Shenzhen Branch (hereinafter referred to as “Party B”)

Main business address: 1, 2, 25 and 26/F, Shenzhen ICC Tower, Fuhua 3rd Road, Futian District, Shenzhen, Guangdong

Contact person: Liu Yang	Tel.: ********

Pursuant to relevant laws and regulations, the following agreement (hereinafter referred to as “this Agreement”) is made and entered into by and between Party A and Party B on the basis of equality, mutual benefits and voluntariness after reaching consensus via negotiation:

Part One: General Terms and Conditions

1. Agreement: Refer to any or all documents signed by and between Party A and Party B within the service term of amount, including agreement on amount change (see Appendix 1 for the format) and financing attachments, they shall serve as an indispensable part of this Agreement and shall be read together with this Agreement.

2. Amount: For the purpose of this Agreement, the service term of amount refers to the service term of amount specified in the financing amount sheet (refer to Part two of this Agreement) or the service term of amount explicitly specified in any valid agreement on amount change concluded by and between Party A and Party B (subject to the one signed later). Party A shall apply to Party B for using the financing amount within the service term of amount. Where Party A brings forth any application beyond the term stated above, Party B may refuse its application no matter whether the financing amount has been used up.

3. Amount Change: In case of any discrepancy between the terms stated herein and the financing amount sheet, the latter (including the changes of financing amount sheet made by Party A and Party B in the form of agreement on amount use change from time to time) shall prevail. If any financing attachment concluded by and between Party A and Party B within the service term of amount is in conflict with the provisions of this Agreement, the former shall apply to the business involved in the financing attachment.

Notwithstanding the regulations above, if Party B believes that it is necessary, it can, for the purpose of ensuring the safety of creditor’s rights, inform Party A that the financing under any financing attachment becomes mature in advance. In such case, Party A shall repay the financing fund with no delay. For the L/C, L/G/SLC, bank acceptance opened by Party B as per Party A’s application, Party A shall make up the margin to 100% without any delay.

4. Financing: As per the provisions of this Agreement and any financing attachment, Party A can, within the financing amount and term, apply to Party B for providing credit financing (collectively known as “financing”). The specific applicable financing variety shall be subject to the financing amount sheet. Party B’s commitment on the financing amount under this Agreement can be divided into revocable and irrevocable commitments. For the revocable commitments, Party B can (is not obliged to) provide financing for Party A; for irrevocable commitment, Party B performs the commitment under this Agreement on the basis that the amount use specified in this Agreement can be met and both parties specify other preconditions for the specific business.

5. Financing Attachments. For the purpose of this Agreement, financing attachments refer to the documents signed by Party A, including but not limited to:

(1)          For loans, attachments refer to any other loan documents that may be signed with Party A, including contract on working capital loan and contract on fixed assets loan;

(2)          For notes discounted, attachments refer to agreement on notes discounted and any other documents that may be signed with Party A.

(3)          For trade acceptance discount, attachments refer to the agreement on trade acceptance discount and any other documents that may be signed with Party A.

(4)          For factorage financing, attachments refer to the agreement on factorage financing and any other documents that may be signed with Party A.

(5)          For L/C (including domestic L/C) export bill purchase and outward bills purchased under collection, attachments refer to the agreement on export bill purchase and outward bills purchased under collection and any other documents that may be signed with Party A.

(6)          For L/C advance against inward documentary bills, attachments refer to the agreement on advance against inward documentary bills and any other documents that may be signed with Party A.

(7)          For packing loan, attachments refer to the agreement on packing loan and any other documents that may be signed with Party A.

(8)          For the opening of L/C, attachments refer to the agreement on the opening of L/C and any other documents that may be signed with Party A.

(9)          For the opening of L/G and SLC, attachments refer to the agreement on the opening of L/G and SLC.

(10)        For the opening of bank acceptance, attachments refer to the agreement on the opening of bank acceptance and any other documents that may be signed with Party A.

(11)          Other financing documents signed by and between Party A and Party B. for Party A’s application related to the use of financing amount, Party B shall issue financing fund to Party A according to the conditions stipulated in this Agreement and financing attachments and/or issue a letter of commitment at the request of Party A as long as the application satisfies the provisions of this Agreement and the requests proposed by Party B. However, Party B shall not cancel or change the financing application/agreement that it has signed or submitted; otherwise, Party A shall pay Party B’s costs, fees and losses caused by its cancellation or change of application/agreement.

6. Document Submission. Party A shall provide Party B with the following documents or satisfy the corresponding conditions prior to the signature of this Agreement or at the request of Party B.

(1)          Copies of Party A’s latest articles of association and business license;

(2)          Board resolution on authorizing Party A to sign this Agreement and relevant financing attachments;

(3)          Party A’s power of attorney for the authorized representative and signature specimen of the authorized agent;

(4)          All financing attachments signed by Party A legally based on Party B’s requirements; and

(5)          Other documents and/or conditions required by Party B.

7. Preconditions of Amount Use. Party A must satisfy the following conditions on the amount use:

(1)          Party A has normal production and operation activities, favorable financial conditions and has no deteriorated business conditions in the recent three years;

(2)          Party A has no violation event explicitly specified in the financing agreement;

(3)          If the business under this Agreement is guaranteed, the corresponding guarantee documents have been signed and become valid, necessary mortgage/pledge registration formalities have been finished and guarantee right has been established before Party B develops the specific business;

(4)          Party A’s explicit amount use plan. The factors and conditions of the specific business application conform to Party B’s relevant rules and systems and requirements for credit conferring examination and approval as well as the requirements for handling the specific financing business;

(5)          Party A has provided its information and statements regarding its production, business and financial activities and commits to provide and accept Party B’s supervision and inspection within the term of this Agreement in time;

(6)          The amount to be used does not exceed the rest balance of the amount;

(7)          Party A’s specific business application shall be proposed within the limit of amount use; the day when fund is released or when Party B is required to open L/C, L/G/SLC and bank acceptance or other businesses are developed must be Party B’s working days;

(8)          Other preconditions required by Party B (if any; see “Other Matters as Mutually Agreed” in Part 2).

8. Amount of Financing Occupied. It refers to the sum of financing funds that Party B has been issued to Party A at all times as per this Agreement and financing attachments and that Party A has not repaid as well as the amount of the commitment issued at the request of Party A and excludes the fund that has been paid to Party B by Party A or Party A’s guarantor in the form of cash pledge (including margin), unless otherwise specified.

9. Revolving. For the revolving financing amount, the financing amount occupied by the amount involving the obligations that have been performed will be recovered after Party A finishes performing the obligations under this Agreement and financing attachments (including repaying the financing fund, making up 100% margin or Party B’s discharge from the external payment liabilities). Party A can, within the service term of amount specified in this Agreement, apply to Party B for using financing amount continuously. The non-revolving financing amount cannot be recovered once occupied, unless otherwise agreed by Party B. Party B is entitled to review Party A’s conditions and the collateral per year, unless otherwise specified. If Party A passes the review, it can use the financing amount next year continuously; otherwise, Party B is entitled to cancel Party A’s financing amount at the beginning of next year. In such case, except for the financing attachments that have become valid, the financing amount that has not been used yet and will be returned in future will not be used any longer.

10. Guarantee. If the financing amount under this Agreement is guaranteed, Party A shall apply for financing as per this Agreement on the basis that the guarantee document has been signed and come into effect. If the financing amount sheet requires the proportion of margin for opening L/C, L/G/SLC and bank acceptance, Party A can open the above on the basis that the margin in the aforesaid proportion has been paid off. Where Party A plans to apply for the change of financing amount, which leads to the increase of the amount, Party A shall provide more guarantee or urge the guarantor to confirm the change and provide more guarantee. For the financing amount that can be used continuously in the next year after Party B’s review, Party A shall ensure the guarantee will remain valid continuously at the request of Party B.

11. Taxation. Party A shall repay the financing fund under this Agreement in full amount without any deduction, unless it is required to deduct relevant taxes when making repayment as per laws. If Party A must deduct relevant taxes as per laws, it shall provide Party B with duty-paid proof within 15 (fifteen) days after making deduction. At the same time, Party A shall pay extra fees to Party B until the funds received by Party B are equal to the amount that Party B shall receive without any deduction.

12. Statement and Guarantee. Party A hereby makes the following statements and guarantees which are seen to be made by Party A repetitively per time when Party B provides Party A with financing as per this Agreement and financing attachments and shall always remain valid.

(1)          Party A is the enterprise (public institution) legal person or other economic organization duly established as per applicable laws and enjoying independent legal person qualification and complete financial system and repayment capacity, has the rights to conclude and perform this Agreement as per laws, sign this Agreement and any document related to this Agreement and has taken all necessary company behaviors to make this Agreement and any document related to this Agreement legal, valid and executable forcefully;

(2)          Party A signs this Agreement and performs its obligations under this Agreement without violating any other contract or document it has signed, the company’s articles of association, any applicable law, regulation or administrative order, relevant documents, judgment or ruling of competent authority or conflicting any other obligation or arrangement it shall follow.

(3)          Party A and any shareholder or associated company of Party A are not involved in any liquidation, bankruptcy or reorganization program or is not merged, combined, separated, reconstructed, dissolved, shut down or does not enter similar legal programs or any case that may lead to such legal procedures.

(4)          Party A does not involve any economic, civil, criminal, administrative proceeding or similar arbitration procedure that may exert adverse influence on it or any case that may lead to its involvement in such legal procedure or similar arbitration procedure.

(5)          No any major assets of Party A’s legal representative, director, director or other senior managers and its client are executed forcefully, sealed up, detained, frozen, retained or supervised or involve any case that may lead to the consequence above.

(6)          Party A ensures all the financial statements it issues (if any) conform to the applicable laws and reflect its financial conditions truthfully, completely and fairly; all the documents, data and information it provides for Party B about itself and the guarantor when signing and performing this Agreement are authentic, valid, accurate and complete and do not conceal or omit anything required.

(7)          Party A deals with all matters applicable under laws and regulations, develop business based on the scope of business specified in its business license or approved as per laws and go through registration and annual check formalities in time;

(8)          Party A has disclosed the facts and conditions that it knows or shall know and based on which Party B decides whether granting the credit under this Agreement to Party B (including but not limited to business, finance and external guarantee).

(9)          Party A’s internal management documents related to environment and social risks conform to laws and regulations and have been implemented faithfully.

(10)          Party A ensures it has no any other case or event that causes or may cause major adverse influence on its performance capacity.

13. Commitment. Party A makes the following commitments which are seen to be a new commitment made by Party A repetitively each time when Party B provides financing for Party A as per the provisions of this Agreement and financing attachments and shall always remain valid.

(1)          Party A shall abide by and perform all its obligations under this Agreement and financing attachments strictly;

(2)          Party A shall repay the financing fund or payment made in advance in time as per the provisions of this Agreement and financing attachments or make up 100% margin at the request of Party B, unless otherwise specified in this Agreement or financing attachments. Party A shall apply for, obtain and abide by all the approvals, authorizations, registrations and licenses required as per the applicable laws and regulations and always make them valid so that it could sign and perform the obligations specified in this Agreement and any document related to this Agreement lawfully. As long as Party B requires, Party A shall issue relevant certificates without any delay;

(3)          Within 5 (five) Party B’s working days upon knowing its involvement in any economic, civil, criminal, administrative proceeding or similar arbitration procedure which may exert adverse influence on itself or within 5 (five) Party B’s working days upon knowing any of its assets may be executed forcefully, sealed up, detained, frozen, retained or supervised, Party A shall inform Party B in writing and state the detailed influence and remedial measures it has taken or will take;

(4)          Without Party B’s written consent, Party A shall not provide guarantee which exerts major adverse influence on its financial conditions or capacity of performing the obligations under this Agreement for a third party;

(5)          Without Party B’s written consent, Party A shall not repay other long-term debts in advance by exerting major adverse influence on its capacity of performing the obligations under this Agreement;

(6)          From the date when this Agreement is concluded to the full repayment of debts under this Agreement and financing attachments, without Party B’s written consent, Party A shall not:

①          enter liquidation, reconstruction or bankruptcy procedure, be merged, combined, separated, reorganized, dissolved, shut down or go out of business or involve other similar legal procedures;

②          sell, rent out, bestow, transfer or dispose in other ways any of its important assets, except for the daily business demand;

③          change its equity structure;

④          sign any contract/agreement exerting major adverse influence on its capacity of performing the obligations under this Agreement or bear related obligations that may exert the influence above.

(7)          If the guarantee under this Agreement involves a special case or is changed certainly, Party A shall provide other guarantee recognized by Party B based on Party B’s requirements. The said special case or change includes but not limited to the guarantor’s production suspension, business shutdown, dissolution, business suspension for rectification, revoking or cancellation of business license, application or passive application of reorganization, bankruptcy, substantial change of business or financial conditions, involvement in major lawsuit or arbitration, lawsuit, arbitration or other compulsory measures against legal representative/person in charge, depreciation or possible depreciation of collateral, seal-up and other property preservation measures, violation of the guarantee contract and request for terminating guarantee contract.

(8)          Party A shall also go through notarization with compulsory execution effect from the notary organ recognized by Party B at the request of Party B and agrees to accept the compulsory execution voluntarily;

(9)          Party A shall inform Party B, at all times, of the event that may influence its capacity of performing the obligations under this Agreement and any document related to this Agreement.

(10)        Special provisions on group client (applicable to group clients).

If Party A to this Agreement is a group client, Party A hereby commits:

①          Party A shall report the associated transactions which are above 10% of the actual addressee’s net assets in time, including a. association of all transaction parties; b. transaction project and transaction nature; c. amount or the corresponding proportion of transaction; d. pricing policy (including the transaction with no amount or with symbolic amount).

②          If the actual addressee has any of the following cases, Party A is seen as a breach of this Agreement. In such case, Party B is entitled to decide if cancelling the credit that Party A has not used yet unilaterally and collect the credit used partially or wholly or ask Party A to make up the margin to 100%. a. The addressee provides false materials or conceals major business and financial information; b. The addressee changes the original credit purpose, embezzles credit or uses bank credit to engage in illegal transactions arbitrarily without Party B’s consent; c. The addressee extracts bank capital or credit at Party B’s site by discount or pledging in virtue of false contract among associated parties and with creditor’s rights with no trading background such as notes receivable and accounts receivable; d. The addressee refuses to accept Party B’s supervision and inspection of its use of credit capital and relevant business and financial activities; e. The addressee is merged, purchased or reorganized substantially, which Party B deems probably influential to the credit safety; f. The addressee avoids bank creditor’s rights purposefully by connected transaction.

(11)        Special provisions, commitment and conventions on green credit (applicable to the clients whose construction, production and operation activities of nuclear power station, large hydropower station, water conservancy project and resources mining project may change the original environment status and generate serious environment and social consequences that could hardly be eliminated as well as the clients whose construction, production and operation activities of petroleum refining, coking, nuclear fuel processing, chemical raw materials and manufacturing of chemical products which lead to serious environment and social consequences that could be eliminated through mitigation measures):

①          Party A declares and ensures it will manage the environment and social risks, including a. environment and social risk related internal management documents conform to the laws and regulations and will be performed in good faith; b. there is no any major lawsuit case related to environment and social risks.

②          Party A commits it will accept Party B’s supervision and strengthen environment and social risk management, including a. Party A commits that all the behaviors and performances related to environment and social risks conform to the requirements; b. Party A commits it will establish and improve the internal management system regarding environment and social risks, and has specified the measures on the responsibilities, obligations and punishment of its relevant responsible persons; c. Party A commits that it will establish and improve the emergency mechanism and measures on environment and social risk emergencies; d. Party A commits that it will designate a special department and/or person to take charge of environment and social risks; e. Party A commits that it will coordinate with Party B or a third party recognized by Party B to assess and check its environment and social risks; f. Party A commits it will give response actively for the big doubts on its control environment and social risks from the mass or other interest related parties; g. Party A commits that it will urge its critical associated parties to strengthen management to prevent their environment and social risks from affecting clients; h. Party A commits that it will perform other matters that Party B believes associated with control environment and social risks.

③          Party A commits it will report any of the following cases to Party B in time and sufficiently upon their occurrence: a. licenses, approvals and checks related to environment society and risks in the process of commencement, construction, operation and shutdown; b. assessment and check of Party A’s environment and social risks by environment and social risk supervision agency or the organ that the agency recognizes; c. construction and operation of supporting environment facilities; d. pollutant emission and objective; e. employees’ safety and health; f. major complaint and protest against the environment and social risks by adjacent communities; g. major environment and social claims; h. other major cases that Party B believes associated with environment and social risks.

④          Party A is seen as a breach of this Agreement if Party A and its actual credit grantor involve any of the following cases: (a) Party A’s statements, warranties and representations related to environment and social risks are not performed earnestly; (b) Party A is subjected to the punishment of relevant government organs due to its improper environment and social risk management; (c) Party A is queried by the mass and/or media due to its improper environment and social risks management; (d) other events of default related to environment and social risks management as specified by Party B and Party A, including cross default.

If Party A involves any of the events of default above, Party B can unilaterally decide if (a) cancelling the commitment of credit granting it has been made; (b) suspending the allocation of loan until Party A takes the remedial measures that satisfy Party B; (c) collecting the loan issued in advance; (d) exercising relevant mortgage and pledge rights and other punishment measures in advance when Party A cannot repay the loan; (e) other punishment measures specified by Party A and Party B.

(12)         Party A/the guarantor hereby agrees and irrevocably authorizes Party B to submit the information of all contracts/agreements/commitments concluded by Party A/the guarantor and Party B, including the information about the performance of the said contracts/agreements/commitments, as well as the basic enterprise information and other information provided by Party A/the guarantor, for the financial credit information database set up by the state according to the database requirements without prejudice to the prohibitive provisions of Regulations on the Management of Credit Investigation and other relevant laws and regulations so that the institutions eligible for query could query and use it. At the same time, Party B is also entitled to query and use the credit information about Party B/the guarantor included in the financial credit information database set up by the state. The authorization covers all links of Party B’s necessary business management under this Agreement prior to and after the signature of this Agreement and remains valid until this Agreement is terminated.

(13)        Party A hereby acknowledges that it has fully understood and known Party B’s provisions on the banning of its employees’ pursuit of personal interests in any form in virtue of its post and commits that it will avoid the case above in an honest and fair manner and will not provide Party B’s employees with kickback, cash gift, securities, valuable articles, awards, compensation of private fees, private tourism, high consumption recreation and other unjust interests in any form privately.

14. Fees and Expenses: Party A shall pay relevant fees and taxes as per laws, regulations and this Agreement.

15. Default Interests. Both parties shall specify the default interests against financing under this Agreement and default interests against embezzlement of loan and its charging rules via negotiation in the financing amount sheet or financing attachments.

16. Conversion of Exchange Rate. In case of calculating the amount used, if the financing currency is not in consistent with the currency of financing amount, Party B has the rights to convert them based on its relevant exchange rate. Where the change of exchange rate makes the sum of financing amount used under this Agreement exceed the maximum financing amount above, Party B has the rights to ask Party A to repay the exceeding the loan. If the currency of repayment made by Party A (including authorized repayment) is not in consistency with the financing currency, Party B has the rights to make repayment by purchasing foreign exchange based on its exchange rate and the exchange rate risks arising therefrom shall be borne by Party A.

17. Authorized Repayment and Offset. Party A hereby authorizes Party B to, on behalf of Party A, deduct fund from any account it opens at Shanghai Pudong Development Bank Co., Ltd. (whatever the currency) against any mature debt not paid by Party A no matter whether the debt is under this Agreement or the financing attachments, so that Party B can use the fund for repaying the debts. The authorization is irrevocable. In case of conversion of exchange rate, Party B shall make conversion based on its exchange rate determined and the risks of exchange rate shall be borne by Party A.

18. Debt Certificate. Party B will maintain a set of account book and voucher related to the business activities specified in this Agreement and financing attachments inside its account according to the business operation criteria that it always follow. Except for the obvious errors, Party A acknowledges that the records of relevant accounts and vouchers or other valid evidentiary materials are the valid certificates of Party A’s debts.

19. Transfer. Party A shall not transfer any of its right or obligation under this Agreement. Party B can transfer any of its right or obligation under this Agreement to a third party at all times and disclose any information related to this Agreement to the third party, including any information provided by Party A and its guarantor for Party B for the purpose of this Agreement.

20. Information Disclosure. Party A agrees, besides the disclosures allowed in Article 19 hereof, Party B can also disclose any information related to this Agreement to its head office, branches, associated agencies or the personnel employed by them. At the same time, Party B can also make disclosure as per the requirements of any law and regulation and the requirements of supervision department, government organ or judicial organ.

21. Breach of this Agreement. Party A is seen as a breach of this Agreement and financing attachments if Party A violates any statement or guarantee of this Agreement or the statement or guarantee proves to be incorrect, false, misleading or have omissions or has been breached, and/or Party A violates or refuses to perform any matter committed under this Agreement, and/or Party A violates this Agreement or any financing attachment under this Agreement, and/or Party A involves any case that may affect the safety of Party B’s loan, and/or the guarantor violates any guarantee document. In such case, Party B, besides asking Party A to compensate all the losses thus caused, such as attorney fees, is also entitled(but is not obliged to) take the following measures separately or at the same time:

(1)          Adjust or cancel the financing amount under this Agreement;

(2)          Declare the debt specified in any financing attachment under this Agreement becomes mature in advance, either in part or in whole, and/or terminate this Agreement and all or part of financing attachments; ask Party A to repay the financing capital and pay interests with no delay, either partially or wholly; as for the acceptance draft that has been realized or L/C, L/G/SLC opened by Party B within the service term of amount, Party B can ask Party A to pay more margin or transfer Party A’s deposit or its deposit in settlement account to its margin account for the purpose of external payment or margin paid for Party A probably in future. If Party B has paid relevant funds in advance, it can request Party A to make repayment immediately;

(3)          Calculate interests based on the default interest rate specified in this Agreement or in financing attachment and charge compound interests against the interests that shall have been paid;

(4)          Deduct Party A’s deposit at any of its accounts opened at Party B’s site as per the provisions of Article 17 hereof.

22. Applicable Laws and Judicial Jurisdiction. This Agreement shall be governed and interpreted by the laws of the People’s Republic of China (excluding Hong Kong and Macao Special Administrative Region and Taiwan, for the purpose of this Agreement). Any dispute in relation with the performance of this Agreement shall be resolved by both parties via negotiation. If, however, negotiation fails to solve the dispute, both parties agree to file a lawsuit to the people’s court at the site of Party B. While the dispute is being resolved, all parties shall perform the non-disputable terms continuously.

23. Address for Service of Lawsuit. Party A hereby acknowledges that all the lawsuits under this Agreement, and legal documents sent to it in course of lawsuit such as summons and notices are sent to reach Party A as long as they are sent to the address specified at the beginning of this Agreement. In case of changing the address above, Party A shall inform Party B in advance. Otherwise, the address changed arbitrarily does not apply for Party B.

24. Notice. Notice sent by either party to the counterparty shall be sent to the address at the beginning of this Agreement, unless the receiving party changes its address by sending a written notice to the sending party. The notices sent to the address above are seen to reach the receiving party on the following date: Notices sent via registered letter are seen to reach the receiving party on the 7th (seventh) Party B’s working day. Notices sent via a specially-assigned person are seen to reach the receiving party when the recipients receive them; notices sent via fax or e-mail are seen to reach the receiving party on the date of sending. However, all notices, requirements or other communications sent or delivered to Party B are seen to reach Party B when Party B receives them. For all notices sent to Party B via fax or e-mail, Party A shall submit their originals (stamped with official seal) to Party B face to face or mailing for confirmation afterwards.

25. Severability of Term. Any term judged invalid, illegal or non-executable forcefully in this Agreement or any financing attachment does not influence the validity, legality and forceful execution of other terms stated therein.

26. Term of Grace. Where Party B grants a term of grace or postpones an action against Party A’s breach of this Agreement or other behaviors during the whole term of this Agreement, it does not impair, influence or restrict Party B from enjoying all the rights or interests as the creditor as per laws or this Agreement or mean recognizing Party A’s breach of this Agreement or Party B’s waiving of the rights to take actions against Party A’s existing or future violation behaviors.

27. Relationship between Previous Credit Granting and this Agreement. Unless otherwise specified by both parties, if Party A and Party B have concluded a credit granting agreement under which the business has not been settled since the validity of this Agreement, the business will be included in this Agreement and occupy the credit amount under this Agreement directly. Party A commits it will ask for the confirmation of the guarantor under the former credit granting agreement for the debts under this Agreement continuously at the request of Party B.

28. Validity. This Agreement comes into effect once signed (or sealed) by Party A’s legal representative or authorized agent and stamped with official seal and signed (or sealed) by Party B’s legal representative or authorized agent and stamped with official seal. Unless Party B cancels the financing amount entirely and Party A no longer has any financing or debt balance under this Agreement and all financing attachments, this Agreement will remain valid permanently.

(End of Part One)

Part Two: Commercial Terms (Financing Amount Sheet)

Party A: Shenzhen Xunlei Networking Technologies Co., Ltd.
Descriptions of financing amount
Sum (currency) of financing amount	RMB 400 million	Service term of amount	From March 2, 2018 to March 1, 2021
Mode of amount revolving	☒Revolving; ☑Non-revolving; ☒Others
Nature of amount	☑Revocable commitment ☒Irrevocable commitment
The guarantor that provides guarantee for the debt under this Agreement and guarantee contract include but not limited to:
Guarantor	Shenzhen Xunlei Networking Technologies Co., Ltd.	Mode of guarantee	☑Mortgage ; ☒Pledge; ☒Guarantee
Guarantor		Mode of guarantee	☐Mortgage; ☐Pledge; ☐Guarantee
Guarantor		Mode of guarantee	☐Mortgage; ☐Pledge; ☐Guarantee
Margin proportion for different businesses		☐Discount %; ☐L/C opening %; ☐ Bank note opening %; ☐Opening of L/G/SLC %; ☐Others
Applicable financing varieties and amount condition (tick the variety chosen with “√” and delete inapplicable ones with “×”)
Applicable financing variety	Amount (sum and currency)	Interest rate/rate	Longest term per business	Remarks
☐ ☐Loan
☐Working capital loan

☐Fixed assets loan
☐Trade financing
☐Opening of bank acceptance
☐Trade acceptance discount (including negotiated interest payment)
☐Bank notes discount
☐Trade acceptance discount (client is acceptor)
☐Factor financing
☐Opening of L/C (including usance letter of credit payable at sight)
☐Advance against inward documentary bills (under L/C/ inward collection)
☐Negotiation of export L/C
☐Outward bills purchased under collection
☐Packing loan
☐Opening of L/G/SLC
☐Import Refinance
☐Financing of outward remittance
☐Import security

☐Domestic L/C buyer’s financing
☐	☐ Others

Other matters as mutually agreed:

1.	The specific applicable financing variety or separate amount and its adjustment under the maximum credit amount are subject to Party B’s approval.

2.	The credit amount and its term are subject to annual examination system, which means the re-approval of credit grantor/Party B is required upon the expiration of one-year period. The use thereafter shall be based on the approval of credit grantor/Party B.

/s/ Seal of Shenzhen Xunlei Networking Technologies Co., Ltd.

/s/ Special Seal for Contract of Shanghai Pudong Development Bank Co., Ltd., Shenzhen Branch

Special notes:

(1) The sum of financing amount occupied by all applicable financing varieties shall not exceed the maximum financing amount. Where Party A requires the financing amount of one applicable financing variety applies independently instead of together with other applicable financing varieties, the amount of such applicable financing variety shall marked separately.

(2) Party A is also the mortgagor or pledger, fill in “party concerned” or “Party A’s name” in guarantor column.

(3) If RMB interest rate is an annual interest rate, the floating cycle should be marked for floating interest rate. Fill in “amount of single transaction” or “rate” in the rate column.

This Agreement is executed in quintuplicate with Party A, Party B and mortgage registration authority holding one respectively with the same legal effect.

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This Agreement is entered into by and between the following two parties on January 2, 2019. Party A hereby acknowledges that prior to the signature of this Agreement, both parties have explained and discussed in detail all the terms contained herein and have no doubt regarding these terms. Both parties have also understood their respective rights and obligations and the legal meaning of terms regarding restrictions of responsibilities and exception accurately.

Party A (official seal)		Party B (official seal or special seal for contract)

By:	/s/ Kening Wu	By:	/s/ Daoping Huang
Legal representative or authorized agent (signature or seal)		Legal representative or authorized agent (signature or seal)

/s/ Seal of Shenzhen Xunlei Networking Technologies Co., Ltd.		/s/ Seal of Shanghai Pudong Development Bank Co., Ltd., Shenzhen Branch